Exhibit 99.1

Bay Banks of Virginia, Inc., Reports Third Quarter Earnings

KILMARNOCK, Va., Oct. 30, 2015 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported earnings of $281,000 for the quarter ended September 30, 2015 compared to $512,000 for the same quarter in 2014. For the nine months ended September 30, 2015, earnings were $956,000 compared to $1.2 million for the same period in 2014.

"We continue to focus on basic community banking, gathering deposits and making loans, in order to grow core earnings. Loan growth was strong in the third quarter, up 5.0% from the second quarter, up 11.4% since the end of 2014 and up 21.3% since September 30, 2014. Net interest income is up by $1.2 million for the first nine months of 2015 compared to 2014. Growth in the Richmond market is also good. Deposits there now make up 18% of our total deposits, however, we are still maintaining a #1 market share position in our legacy market in the Northern Neck," said Randal R. Greene, President and Chief Executive Officer. He continued, "We continue to invest current earnings in the Richmond market this year, but we expect our Richmond franchise to begin making a positive contribution in 2016."

Highlights for the third quarter included:

  Total assets grew by $39.5 million, or 10.1%, during the first nine months of 2015.
  The Bank's deposits grew by $31.8 million, or 10.3%, during the first nine months of 2015.
  The Bank's loans grew by $34.2 million, or 11.4%, during the first nine months of 2015.  The portfolio of loans serviced for Fannie Mae grew by $5.9 million during the first nine months of 2015 to $70.6 million.
  Earnings for the third quarter of 2015 were $0.06 per share compared to $0.11 per share for the third quarter of 2014.  Earnings for the first nine months of 2015 were $0.20 per share compared to $0.26 per share for the same period in 2014.
  Stock repurchases of 13,000 shares were made during the third quarter for a total of 43,000 shares for the first nine months of 2015.
  Subordinated debt totaling $7.0 million was issued during the second quarter of 2015, enhancing regulatory capital.
  The third quarter's net interest margin was 3.30% compared to 3.49% for the prior quarter and 3.82% for the third quarter of 2014.
  Annualized return on average assets was 0.31% for the first nine months of 2015 compared to 0.49% for the same period of 2014.

HIGHLIGHTS

Net income for the third quarter of 2015:

  Net interest income declined by 0.8%, or $27,000, on a linked-quarter basis and increased by 8.3%, or $247,000, compared to the third quarter of 2014.
  Provision for loan losses decreased by $121,000 on a linked-quarter basis, and by $106,000 compared to the third quarter of 2014, to $84,000.
  Noninterest income decreased by $144,000 on a linked-quarter basis, and decreased by $297,000 compared to the third quarter of 2014.
  Noninterest expense decreased $31,000 on a linked-quarter basis, and increased by $408,000 compared to the third quarter of 2014.

Net income for the first nine months of 2015:

  Net interest income increased by 12.4%, or $1.1 million for the first nine months of 2015 compared to the same period of 2014.
  Provision for loan losses decreased by $98 thousand for the first nine months of 2015 compared to same period of 2014.
  Noninterest income decreased by $232 thousand for the first nine months of 2015 compared to same period of 2014.
  Noninterest expense increased $1.4 million for the first nine months of 2015 compared to same period of 2014.

Asset quality remains good:

  Total classified assets decreased by $1.3 million on a linked-quarter basis, to $8.6 million, and decreased by $849,000 compared to September 30, 2014.
  As a percentage of tier 1 capital plus the allowance, total classified assets decreased to 20.2% as of September 30, 2015, compared to 23.3% for the prior quarter-end and 23.1% as of September 30, 2014.
  Nonperforming assets decreased by $1.3 million on a linked-quarter basis, to $6.2 million, and increased by $1.1 million compared to September 30, 2014.
  As a percentage of total assets, nonperforming assets decreased to 1.44% as of September 30, 2015, compared to 1.77% on a linked quarter basis and to 1.45% as of September 30, 2014.
  Annualized net loan charge-offs as a percent of average loans increased to 0.18% during the third quarter compared to 0.02% during both the prior quarter and the third quarter of 2014.
  Allowance for loan losses decreased to 1.01% of loans, down from 1.09% in the prior quarter and down from 1.15% at September 30, 2014.
  Coverage of loan loss reserves to non-performing loans increased to 88.0% as of September 30, 2015, compared to 71.0% at the prior quarter end and 141.1% at September 30, 2014.

Net interest margin:

  Net interest margin decreased to 3.30% this quarter compared to 3.49% on a linked-quarter basis and 3.82% for the third quarter of 2014.
  Yield on earning assets decreased to 4.15% this quarter compared to 4.23% on a linked-quarter basis and 4.49% for the third quarter of 2014.
  Cost of funds increased to 0.89% this quarter compared to 0.76% on a linked-quarter basis and 0.69% for the third quarter of 2014.

Capital levels remained solid:

  Tangible common equity as a percent of tangible assets decreased to 8.86% from 8.92% on a linked-quarter basis, and from 10.66% at September 30, 2014.
  Tier 1 leverage ratio decreased to 9.16% this quarter compared to 9.52% last quarter and 10.95% at September 30, 2014.

THIRD QUARTER 2015 COMPARED TO THIRD QUARTER 2014

Net Interest Income

Net interest income for the third quarter of 2015 increased $247,000, or 8.3%, compared to the third quarter of 2014. This improvement was attributed to a $565,000 increase in interest income driven primarily by loan growth, which offset a reduced net interest margin. Interest expense increased by $318,000 due to growth of money market deposit accounts in the Richmond market and the interest associated with the subordinated debt issued in May 2015.

Non-Interest Income

Non-interest income for the three months ended September 30, 2015 decreased $297,000, or 27.8%, compared to the three months ended September 30, 2014. This decrease was primarily the result of increased losses on other real estate owned ("OREO") of $107,000 and a decrease of $132,000 in non-deposit product income.

Non-Interest Expense

For the three months ended September 30, 2015 and 2014, non-interest expense totaled $3.6 million and $3.2 million, respectively. The increase of $408,000 was primarily related to an increase of $306,000 in salaries and benefits and an increase of $109,000 in occupancy expense. Compared to the third quarter of 2014, the salaries and benefits increase is due to the Richmond market growth, as is the increase in occupancy expense.

NINE MONTHS ENDING SEPTEMBER 30, 2015 COMPARED TO THE SAME PERIOD IN 2014

Net Interest Income

Net interest income for first nine months of 2015 increased by $1.1 million, or 12.4%, compared to the first nine months of 2014. This improvement was attributed to a $1.6 million increase in interest income driven primarily by loan growth, which offset a reduced net interest margin. Interest expense increased by $525,000 due mainly to growth in money market deposit accounts in the Richmond market and the interest associated with the subordinated debt issued in May 2015.

Non-Interest Income

Non-interest income for the nine months ended September 30, 2015 decreased by $232,000, or 8.3%, compared to the nine months ended September 30, 2014. This decrease was primarily due to a decrease in gains from the disposal of assets. In 2014, a former branch was sold for a gain of $138,000. Also contributing to the decrease was a decline of $123,000 in non-deposit product income.

Non-Interest Expense

For the nine months ended September 30, 2015 and 2014, non-interest expense totaled $10.8 million and $9.5 million, respectively. The increase of $1.4 million was primarily related to an increase of $1.0 million in salaries and benefits and an increase of $274,000 in occupancy expense. Compared to the first nine months of 2014, the salaries and benefits increase is due to the Richmond market growth, including support functions, as is the increase in occupancy expense.

BALANCE SHEET

Total assets increased $39.5 million, or 10.1%, to $430.0 million during the first nine months of 2015. This was primarily due to loan growth of $34.2 million, or 11.4%. On the liability side of the balance sheet, for the same time frame, deposits grew by $31.8 million, or 10.3%. Capital increased by $820,000 due to improved earnings and net decreases in accumulated other comprehensive losses. Partially offsetting these increases was buyback of 43,000 shares of common stock.

ASSET QUALITY

Non-performing assets and loan charge-off levels remain low compared to our peer banks. During 2015, non-performing assets, excluding troubled debt restructures (TDRs) increased by $1.4 million to $6.2 million, or 1.4% of assets, due mainly to one large relationship which was placed on nonaccrual. Classified assets decreased by $437,000 during the same period to $8.6 million, or 20.2% of tier 1 capital plus the allowance for loan losses. Loan charge-offs totaled 0.08% of loans during the first nine months of 2015.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data

Quarters ended:	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 429,966	$ 421,727	$ 393,598	$ 390,486	$ 348,734
Loans receivable	332,605	316,881	304,111	298,447	274,131
Deposits	339,384	333,601	308,848	307,585	275,905
Loans to deposits	98.0%	95.0%	98.5%	97.0%	99.4%

CAPITAL
Common equity	$ 40,058	$ 39,587	$ 39,756	$ 39,238	$ 39,066
Regulatory capital	49,246	49,097	41,850	41,484	40,824
Total equity to assets	9.32%	9.39%	10.10%	10.05%	11.20%
Tangible common equity to tangible assets	8.86%	8.92%	9.62%	9.56%	10.66%
Tier 1 Leverage Ratio	9.16%	9.52%	9.89%	10.37%	10.95%

PROFITABILITY MEASURES
Interest Income	$ 4,080	$ 3,955	$ 3,905	$ 3,796	$ 3,515
Interest Expense	853	701	603	565	535
Net Interest Income	$ 3,227	$ 3,254	$ 3,302	$ 3,231	$ 2,980
Provision for Loan Losses	84	205	65	159	190
Net Interest Income after Provision	$ 3,143	$ 3,049	$ 3,237	$ 3,072	$ 2,790
Noninterest Income	773	917	885	874	1,070
Noninterest Expense	3,585	3,616	3,645	3,166	3,177
Income before Taxes	$ 331	$ 350	$ 477	$ 780	$ 683
Income Taxes	50	56	96	182	171
Net Income	$ 281	$ 294	$ 381	$ 598	$ 512
Return on Average Assets	0.26%	0.29%	0.39%	0.64%	0.59%
Return on Average Equity	2.82%	2.96%	3.86%	6.11%	5.29%
Net interest margin	3.30%	3.49%	3.70%	3.85%	3.82%
Yield on earning assets	4.15%	4.23%	4.36%	4.50%	4.49%
Cost of funds	0.89%	0.76%	0.69%	0.68%	0.69%

PER SHARE DATA
Basic Earnings per share (EPS)	$0.06	$0.06	$0.08	$0.12	$0.11
Average basic shares outstanding	4,780,649	4,802,032	4,809,856	4,818,152	4,818,733
Diluted Earnings per share (EPS)	$0.06	$0.06	$0.08	$0.12	$0.11
Diluted average shares outstanding	4,796,008	4,819,322	4,821,139	4,825,157	4,828,285
Tangible book value per share	$7.91	$7.79	$7.81	$7.68	$7.64
Period-end shares outstanding	4,774,856	4,787,856	4,802,856	4,817,856	4,818,733

ASSET QUALITY
Classified assets	$ 8,566	$ 9,846	$ 8,794	$ 9,003	$ 9,415
Classified assets to Tier 1 capital + ALL	20.20%	23.30%	21.01%	21.70%	23.06%
Non-performing assets (excluding TDR's)	$ 6,177	$ 7,466	$ 5,943	$ 4,759	$ 5,072
Non-performing assets to total assets	1.44%	1.77%	1.51%	1.22%	1.45%
Net charge-offs	$ 149	$ 13	$ 23	$ 105	$ 13
Net charge-offs to average loans	0.18%	0.02%	0.03%	0.15%	0.02%
Loan loss reserves to non-performing loans	88.00%	71.02%	102.11%	162.86%	141.11%
Loan Loss Reserve to Loans	1.01%	1.09%	1.07%	1.07%	1.15%